EX-99.B(13)(j)

FOURTH AMENDMENT

TO

CO-ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Amendment (the “Amendment”) is made as of the 1st day of March, 2018 by and among PNC FUNDS (the “Fund”), PNC CAPITAL ADVISORS, LLC (“PNC Capital”) and THE BANK OF NEW YORK MELLON. (“BNY Mellon”).

Background:

A.                                    The Fund and BNY Mellon entered into a Co-Administration and Accounting Services Agreement dated as of June 30, 2010, as amended, (the “Agreement”) relating to BNY Mellon’s provision of certain administration and accounting services to the Fund.

B.                                    The parties desire to amend the Agreement as set forth below.

Terms:

The parties hereby agree to amend the Agreement as follows:

1.                                      Exhibit A to the Agreement is hereby amended and restated to reflect the inclusion of PNC Treasury Plus Money Market Fund, update the names of the PNC Large Cap Funds, and remove certain Funds that have been liquidated prior to the date hereof. Exhibit A as amended is attached hereto.

2.                                      Except as specifically amended herein, and except as necessary to conform to the intention of the parties hereinabove set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

3.                                      The Agreement as amended and supplemented hereby constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

4.                                      This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.                                      This Amendment shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ Karen S. Vavra
Name:	Karen S. Vavra
Title:	Managing Director

PNC CAPITAL ADVISORS, LLC

By:	/s/ Jennifer E. Spratley
Name:	Jennifer E. Spratley
Title:	Managing Director

PNC FUNDS

By:	/s/ John F. Kernan
Name:	John F. Kernan
Title:	VP & Treasurer

EXHIBIT A

THIS EXHIBIT A, amended and restated effective as of March 1, 2018, is Exhibit A to that certain Co-Administration and Accounting Services Agreement dated as of June 30, 2010 among BNY Mellon Investment Servicing (US) Inc., PNC Capital Advisors, LLC and PNC Funds.

Portfolios

PNC Balanced Allocation Fund

PNC Emerging Markets Equity Fund

PNC International Equity Fund

PNC International Growth Fund

PNC Multi-Factor All Cap Fund

PNC Multi-Factor Large Cap Growth Fund

PNC Multi-Factor Large Cap Value Fund

PNC Multi-Factor Small Cap Core Fund

PNC Multi-Factor Small Cap Growth Fund

PNC Multi-Factor Small Cap Value Fund

PNC Small Cap Fund

PNC Bond Fund

PNC Government Mortgage Fund

PNC Intermediate Bond Fund

PNC Limited Maturity Bond Fund

PNC Total Return Advantage Fund

PNC Ultra Short Bond Fund

PNC Intermediate Tax Exempt Bond Fund

PNC Maryland Tax Exempt Bond Fund

PNC Ohio Intermediate Tax Exempt Bond Fund

PNC Tax Exempt Limited Maturity Bond Fund

PNC Government Money Market Fund

PNC Treasury Money Market Fund

PNC Treasury Plus Money Market Fund*

*Servicing expected to commence on or about March 1, 2018